Exhibit 10.16

December 20, 2011

Mr. Martin Silver

[address]

Re:	Terms of Separation

Dear Martin:

This letter confirms the agreement (“Agreement”) between you and Vocera Communications, Inc. (the “Company”) concerning the terms of your separation. This letter offers you the separation compensation and other benefits negotiated by the Company’s General Counsel and your counsel, Sheila M. Riley, Esq. of Casas Riley & Simonian, LLP, in exchange for a general release of claims and covenant not to sue.

1.	Separation Date: You have notified the Company that you are unable to return to work as its Chief Financial Officer following a leave of absence. As a result, your employment is being terminated effective December 31, 2011 (the “Separation Date”).

2.	Acknowledgment of Payment of Wages: By your signature below, you acknowledge that all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation and any similar payments due to you have previously been paid. By signing below, you acknowledge that the Company does not owe you any amounts other than as expressly set forth in this Agreement.

3.	COBRA: You may be eligible to continue your existing health benefits under COBRA, consistent with the terms of COBRA and the Company’s health insurance plan. The Company’s health plan administrator will contact you separately with information about COBRA, and eligibility.

4.	Return of Company Property: You warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5.	Proprietary Information: You hereby acknowledge that you are bound by the attached Employee Confidential Information and Inventions Agreement (Exhibit A hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

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525 Race Street | San Jose, CA 95126-3495 | Phone: (408) 882-5100 | Fax: (408) 882-5101 | www.vocera.com

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6.	Separation Consideration: You acknowledge that you are receiving the separation compensation and the benefit of the other Company undertakings described below (the “Separation Consideration”) in consideration for waiving your rights to claims referred to below and that you would not otherwise be entitled to Separation Consideration. In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below, and provided the Agreement is effective as set forth in Section 18 of this Agreement, the Company agrees to:

(A)	Continue to pay $2,411.54 per week to supplement disability coverage through 12/31/11, less applicable state and federal taxes.

(B)	Make a lump-sum cash payment in January 2012 of $168,062 (calculated as $265,417 less applicable state and federal payroll deductions of $97,355). The Company will pay you the amount set forth in this Subsection (B) within 30 days following the Separation Date, provided this Agreement is effective as set forth in Section 18.

(C)	Pay COBRA costs directly to the carrier, as billed by the carrier for the period January 1, 2012 through September 30, 2012, estimated to total $17,431.

(D)	Accelerate the vesting of your time-based option to purchase 375,000 shares of the Company’s Common Stock dated May 5, 2011 to 148,438 shares that would have vested had you remained in service and continued to time vest through December 31, 2012, with such acceleration being effective on the Effective Date of this Agreement, subject to certain restrictions on exercise in this Subsection (D). In addition, you hold a 100% vested time-based option to purchase 825,850 shares of the Company’s Common Stock dated April 15, 2005 and a 100% vested time-based option to purchase 82,850 shares of the company Common Stock dated April 21, 2006 (the April 2005, the April 2006 and the May 2011 time-based options are collectively referred to herein as the “Time-Based Options”). Further, you hold a performance option to purchase 250,179 shares of the Company’s Common Stock granted to you on July 31, 2007 (the “Performance Option”). As of the Separation Date, 206,714 shares subject to the Performance Option will be bested and 43,365 shares subject to the Performance Option will be unvested. The remaining unvested portions of the Time-Based Options and the Performance Option, consisting of options to purchase 270,027 shares, will expire on the Separation Date. Following the Effective Date of this Agreement, you may exercise your vested Time-Based Options and vested portion of the Performance Option on or before June 30, 2013 subject to the following:

(i)	Except as set forth in clause (ii) below, you may only exercise the Time-Based Options that accelerate pursuant to this Subsection (D) after the date when such Time-Based Options would have vested, in the absence of termination of employment and in the absence of acceleration pursuant to this Subsection (D), pursuant to the original vesting schedules applicable to such options as set forth in the applicable Stock Option Agreements; and

(ii)	The restrictions on exercisability set forth in clause (i) above shall no longer apply immediately prior to a Change of Control (as defined below).

Notwithstanding the foregoing, the, exercise of the Time-Based Option and the Performance Option will be subject to Section 8.2 of the Company’s 2000 Stock Option Plan or Section 6.9 of the Company’s 2006 Stock Option Plan with respect to the termination of outstanding

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525 Race Street | San Jose, CA 95126-3495 | Phone: (408) 882-5100 | Fax: (408) 882-5101 | www.vocera.com

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options which are not exercised, assumed or substituted prior to a Change in Control or Change of Control Transaction (as defined in such Plans). Vested options, whether exercisable or not, that are not exercised on or prior to June 30, 2013 will expire. To the extent a stock option is intended to qualify as an Incentive Stock Option pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), it will cease to do so to the extent required by law. You will remain bound by the Company’s 2000 Stock Option Plan and 2006 Stock Option Plan and the Stock Option Agreements evidencing your options, except that the definitions of “Change in Control” and “Change of Control Transaction” contained in such documents shall be replaced with, and superseded by, the definition of “Change of Control” set forth below.

(E)	Facilitate discussions with investors if you desire to sell shares prior to the Company’s initial public offering and discussions with its investment bankers if you desire to sell shares in such initial public offering

As used above, a “Change of Control” shall maim the first to occur of any of the following events after the date hereof:

(i)	the consummation of a merger or consolidation of the Company with any other entity, other than a merger at consolidation where the stockholders of the Company immediately before such transaction obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting securities of the acquiring entity or surviving entity immediately after such merger or consolidation; or

(ii)	the consummation of the sale or disposition (or the last in a series of sales or dispositions) by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a wholly-owned direct or indirect subsidiary of the Company and other than a sale or disposition where the stockholders of the Company immediately before such transaction obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting securities of the acquiring entity or surviving entity to which such sale or disposition was made after such sale or disposition; or

(iii)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv)	during any one (1) consecutive year period after the elate hereof, Incumbent Directors cease for any reason to constitute a majority of the Board.

As used above, “Incumbent Directors” shall mean directors who either (i) arc directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors then still in office who either were directors on the Effective Date or whose election or nomination for election was so approved, but excluding any director who was elected in connection with any actual or threatened proxy contest.

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525 Race Street | San Jose, CA 95126-3495 | Phone: (408) 882-5100 | Fax: (408) 882-5101 | www.vocera.com

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7.	General Release and Waiver of Claims:

a.	The payments, Company undertakings, and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Tide VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.	In consideration for your undertakings and promises set forth in this Agreement, and to the fullest extent permitted by law, the Company on its own behalf, and on behalf of its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasors”) hereby releases and waives any claims the Releasors may have against you or your family, whether known or not known, including, without limitation, claims under arising out of your employment or your separation of employment.

c.	By signing below, you and the Company expressly waive an benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

d.	You and the Company do not intend to release claims that may not be released as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

8.	Covenant Not to Sue:

a.

To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you or the Company pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign

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525 Race Street | San Jose, CA 95126-3495 | Phone: (408) 882-5100 | Fax: (408) 882-5101 | www.vocera.com

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administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which either party may now have, have ever had, or may in the future have against the other party, which is based in whole or in part on any matter released by this Agreement.

b.	Nothing in this section shall prohibit you or the Company from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict the ability to file such administrative complaints. However, you and the Company understand and agree that, by entering into this Agreement, you and the Company are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c.	Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9.	Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that it will not disparage you or your family with any written or oral statement. Nothing in this section shall prohibit either party from providing truthful information in response to a subpoena or as otherwise required by law.

10.	Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

11.	Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

12.	Confidentiality. The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant, advisors or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

13.

Renewal of Lockup Agreement. In connection with an initial public offering of the Company’s securities and following the request of the Company or its investment bankers, you agree to enter into a lock-up agreement having terms and conditions substantially similar to the lock-up

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agreement of JP Morgan and Piper Jaffray executed and delivered by you in July 2011, or, if reasonably requested by the Company or its investment bankers, to extend the term of such JP Morgan / Piper Jaffray lock-up agreement; provided, that the terms of such lockup agreement shall be no less favorable to you than those entered into with other employees of the Company.

14.	No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

15.	Complete and Voluntary Agreement: This Agreement, together with Exhibit A hereto and the 2000 Stock Option Plan, the 2006 Stock Option Plan and the Stock Option Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. In the event of a conflict between the terms of this Agreement and the terms of the 2000 Stock Option Plan, the 2006 Stock Option Plan, or the Stock Option Agreements, the terms of this Agreement shall control. You acknowledge that neither Releasees nor their agents or attorneys have made any promise; representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

16.	Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

17.	Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.

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525 Race Street | San Jose, CA 95126-3495 | Phone: (408) 882-5100 | Fax: (408) 882-5101 | www.vocera.com

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18.	Review Separation Agreement: You may take up to twenty-one (21) days from the date of your receipt of this letter, December 20, 2011, to consider this Agreement. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may, by written notice to us, received within seven (7) days of signing this Agreement, rescind this Agreement (your right to “Rescind”). The promise of Separation Consideration to be provided to you pursuant to Section 7 will only be provided at the end of that seven (7) day period without an exercise of such right to Rescind.

19.	Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you.

20.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to the terms herein, please sign and return the enclosed copy of this Agreement.

All of us at Vocera wish you the best.

Sincerely,

/s/ Bob Zollars

Bob Zollars

Chairman and Chief Executive Officer

Cc: Sheila M. Riley, Esq.

READ, UNDERSTOOD AND AGREED

/s/ Martin Silver	Date: 12/22/11

Martin Silver

The undersigned, Victoria Silver, hereby executes this document on behalf of Martin Silver, in the capcity of the undersigned as Martin Silver’s attorney-in-fact and also consents to all provisions hereof in the capacity of the undersigned as the spouse of Martin Silver.

/s/ Victoria Silver	Date: 12/23/11

Victoria Silver

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525 Race Street | San Jose, CA 95126-3495 | Phone: (408) 882-5100 | Fax: (408) 882-5101 | www.vocera.com

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION

AND INVENTIONS AGREEMENT

The undersigned acknowledges that Vocera Communications, Inc. (“Vocera”) operates in a competitive environment and that Vocera enhances its opportunities to succeed by establishing certain policies, including those included in this Agreement. This Agreement is designed to confirm and make clear that the undersigned has an obligation to maintain the confidentiality of Vocera’s trade secrets, the undersigned will use those trade secrets for the exclusive benefit of Vocera, relevant inventions and audio recordings that the undersigned has created or will create in connection with services provided to Vocera will be owned by Vocera, the undersigned’s prior and continuing activities separate from Vocera will not conflict with Vocera’s development of its proprietary rights, and when and if the undersigned’s employment with Vocera terminates, the undersigned will not use the undersigned’s prior position with Vocera to the detriment of Vocera. For good and valuable consideration, including amounts to be paid to the undersigned as an employee of Vocera, the undersigned agrees that:

1.         Provisions Related to Trade Secrets.

a.        The undersigned acknowledges that Vocera possesses and will continue to develop and acquire valuable Proprietary Information (as defined below), including information that the undersigned may develop or discover as result of the undersigned’s engagement as an employee of Vocera. The value of that Proprietary Information depends on it remaining confidential. Vocera depends on the undersigned to maintain that confidentiality, and the undersigned accepts that position of trust.

b.        As used in this Agreement, “Proprietary Information” means any information (including any formula, algorithm, computer program pattern, compilation, device, method, technique or process) that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and includes information of Vocera, its customers, suppliers, joint venturers, licensors, licensees, distributors and other persons and entities with whom Vocera does business or affiliated with Vocera. Proprietary Information includes, without limitation, proprietary methods and know-how, computer software, financial information, business plans and methods, customer lists and information, supplier lists and information, information about employees, proprietary algorithms, cost and pricing information and information about Vocera contracts and cooperative relationships.

c.        The undersigned will not disclose or use at any time, either during or after termination of the undersigned’s employment with Vocera, any Proprietary Information except for the exclusive benefit of Vocera as required by the undersigned’s duties and obligations to Vocera,

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or as Vocera expressly may consent to in writing. The undersigned will cooperate with Vocera and use its best efforts to prevent the unauthorized disclosure, use or reproduction of all Proprietary Information. The undersigned will not use for or on behalf of Vocera any confidential or trade information of a prior employer or received by the undersigned from a third party other than with permission to use such information for or on behalf of Vocera.

d.        Upon termination of the undersigned’s employment with Vocera for any reason, the undersigned immediately will deliver to Vocera all tangible, written, graphical, machine readable and other materials (including all copies) in the undersigned’s possession or under the undersigned’s control containing or disclosing Proprietary Information.

2.        Ownership of Inventions.

a.        The undersigned agrees to communicate to Vocera as promptly and fully as practicable all Inventions (as defined below) conceived or reduced to practice by the undersigned (alone or jointly with others) at any time during and related to or arising out of the undersigned’s engagement as an employee by Vocera. The undersigned hereby assigns to Vocera and/or its nominees all of its right, title and interest in such Inventions, and all of its right, title and interest in any patents, copyrights, patent applications, or copyright applications based thereon. Further, copyrightable materials created by the undersigned in connection with the undersigned’s employment will be “works made for hire” and therefore will be owned by Vocera. The undersigned will assist Vocera and/or its nominees (without charge but at no expense to the undersigned) at any time and in every proper way to obtain for its and/or their own benefit, patents and copyrights for all such Inventions anywhere in the world and to enforce its and/or their rights in legal proceedings.

b.        As used in this Agreement, the term “Inventions” includes, but is not limited to, all works of authorship, including but not limited to illustrations, graphic works, photographs, writings, animations, and video or multimedia works, discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, whether patentable or unpatentable, including, without limitation, related to computer software, source code and algorithms,

c.        The undersigned hereby irrevocably designates and appoints Vocera and each of its duly authorized officers and agents as the undersigned’s agent and attorney-in-fact to act for and in the undersigned’s behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by the undersigned.

d.        Any provision in this Agreement requiring the undersigned to assign rights in any Invention does not apply to an Invention which qualifies under the provisions of

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Section 2870 of the California Labor Code. That section provides that the requirement to assign “shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.” The undersigned understands that the undersigned bears the burden of proving that an Invention qualifies under Section 2870.

e.        Notwithstanding the foregoing, the undersigned also assigns to the Vocera (or to any of its nominees) all rights which the undersigned may have or acquire in any Invention, full title to which is required to be in the United States by a contract between the Vocera and the United States or any of its agencies.

3.        Miscellaneous.

a.        While employed by Vocera and for a period of one year after termination of employment with Vocera, the undersigned will not, directly or indirectly, solicit (i.e. initiate contact with), for the purposes of hiring them or causing them to terminate their employment with Vocera, any then employee of Vocera.

b.        The undersigned’s obligations under this Agreement may not be modified or terminated, in whole or in part, except in a writing signed by an authorized officer of Vocera or a designee thereof. Any waiver by Vocera of breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

c.        Each provision of this Agreement will be treated as a separate and independent clause, and the unenforceability of any one provision will in no way impair the enforceability of any other provision. If any provision is held to be unenforceable, such provision will be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

d.        The undersigned’s obligations under this Agreement will survive the termination of the undersigned’s employment by Vocera, regardless of the manner of such termination. Subject to the restrictions contained herein, this Agreement will inure to the benefit of and be binding upon the successors and assigns of Vocera and the undersigned.

e.        The undersigned understands that the provisions of this Agreement are a material condition to the undersigned’s employment by Vocera. The undersigned also understands that this Agreement is not a contract for employment, and nothing in this Agreement creates any right to the undersigned’s continuous employment with Vocera, nor to the undersigned’s employment for any particular term.

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f.        Any breach of this Agreement likely will cause irreparable harm to Vocera for which money damages could not reasonably or adequately compensate Vocera. Accordingly, the undersigned agrees that Vocera will be entitled to injunctive relief to enforce this Agreement, in addition to damages and other available remedies.

g.        This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of California governing a contract made and wholly performed within California,

h.        This Agreement contains the complete agreement between Vocera and the undersigned concerning the subject matter hereof and supersedes all other agreements and understandings concerning such subject matter. This Agreement may be executed in counterparts.

CAUTION: THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS OF TRUST AND

AFFECTS THE UNDERSIGNED’S RIGHTS TO INVENTIONS THE UNDERSIGNED MAKES

DURING THE UNDERSIGNED’S EMPLOYMENT WITH Vocera.

EMPLOYEE:

Name:	Martin J. Silver

Signature:	/s/ Martin J. Silver

Date:	11-15-07

AGREED AND ACKNOWLEDGED:

VOCERA COMMUNICATIONS, INC.

By:	/s/ Brent Lang

Title:	COO

Date:

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525 Race Street | San Jose, CA 95126-3495 | Phone: (408) 882-5100 | Fax: (408) 882-5101 | www.vocera.com